Exhibit 4.2

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND UPON DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE SECURITIES ACT OR THAT THE PROSPECTUS DELIVERY REQUIREMENTS HAVE BEEN MET.

COMMON STOCK PURCHASE WARRANT

To purchase shares of common stock, $0.0001 par value, of

Rock Creek Pharmaceuticals, Inc.

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Feehan Partners, L.P. (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after May 8, 2019 (the “Initial Exercise Date”) and on or prior to the close of business on May 8, 2022 (the “Termination Date”) but not thereafter (the “Exercise Period”), to subscribe for and purchase from Rock Creek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), up to 69,831 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $3.00, subject to adjustment hereunder. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein. The term “Holder” shall refer to the Holder identified above or any subsequent transferee of this Warrant. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement, dated May 8, 2015, between the Company and the Holder (the “Purchase Agreement”).

1.             Authorization of Warrant Shares. The Company represents and warrants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable.

2.	Exercise of Warrant.

(a) Except as provided in Section 3 herein, exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date and on or prior to the close of business on the Termination Date by (i) surrendering this Warrant, with the Notice of Exercise Form attached hereto completed and duly executed, to the offices of the Company (or such other office or agency (including the transfer agent, if applicable) of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company), and (ii) (A) delivering to the Company payment of the Exercise Price of the shares thereby purchased by wire transfer of immediately available funds or cashier’s check drawn on a United States bank, or (B) if the provisions of Section 2(c) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 2(c) below). The Holder exercising his, her or its purchase rights in accordance with the preceding sentence shall be entitled to receive a certificate for the number of Warrant Shares so purchased, which certificate will bear a legend substantially similar to the legend set forth on this Warrant. Certificates for shares purchased hereunder shall be issued and delivered to the Holder within five (5) Trading Days (as defined below) after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder shall be deemed to no longer hold this Warrant with respect to such shares and to have become a holder of record of such shares for all purposes, in each case (i) if the exercise is not a Cashless Exercise, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price for such shares and all taxes required to be paid by the Holder, if any, pursuant to Section 4 prior to the issuance of such shares, have been paid, or (ii) if the exercise is a Cashless Exercise, as of the date the Warrant has been exercised with respect to such shares, the Company has been notified that the Warrant is being exercised pursuant to a Cashless Exercise, and all taxes required to be paid by the Holder, if any, pursuant to Section 4 prior to the issuance of such shares, have been paid.

(b)             In the event that the Warrant is not exercised in full, the number of Warrant Shares shall be reduced by the number of such Warrant Shares for which this Warrant is exercised and/or surrendered, and the Company, if requested by the Holder and at his, her or its expense, shall within ten (10) Trading Days issue and deliver to the Holder a new Warrant of like tenor in the name of the Holder or as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, reflecting such adjusted Warrant Shares.

(c)             Notwithstanding anything herein to the contrary, if a registration statement covering the resale of the Warrant Shares that are the subject of a completed and executed Notice of Exercise Form is not available for the resale of any or all Warrant Shares (the “Unavailable Warrant Shares”), the Holder may, in his, her or its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

D

For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised.

B=	the arithmetic average of the VWAPs (as defined below) of the Common Stock for the five (5) consecutive Trading Days (as defined below) ending on the date immediately preceding the date of the Notice of Exercise Form.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D=	the Closing Sale Price (as defined below) of the Common Stock on the date of the Notice of Exercise Form.

For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

(d)             Notwithstanding anything herein to the contrary, this Warrant shall not be exercisable, and the Company shall not issue to the Holder any shares of Common Stock underlying this Warrant, until such time when such shares (including shares issuable upon exercise of the Warrants) proposed to be issued, when aggregated with all other shares then owned beneficially (as calculated pursuant to (i) Section 13(d) of the Securities Exchange Act of 1934 and Rule 13d-3 promulgated thereunder and (ii) the rules and regulations of the NASDAQ Stock Market) by the Holder, would not result in the beneficial ownership by the Holder of more than 9.99% of the then issued and outstanding shares of Common Stock (the “Ownership Cap”), without the prior written consent of the Holder. The Ownership Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction.

(e)             For purposes of this Warrant, the following terms shall have the following meanings:

(i) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market (as defined below), as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(ii) “Trading Day” shall mean a day on which there is trading on the Principal Market or such other market or exchange on which the Common Stock is then principally traded.

(iii) “Principal Market” means the Nasdaq Capital Market.

(iv) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the NASDAQ Stock Market (or, if the NASDAQ Stock Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function. If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures hereunder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

3.                No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

4.                Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder; provided, however, that the Holder shall pay any applicable transfer taxes.

5.                Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

6.                Division and Combination.

(a)             This Warrant may be divided or combined with other Warrants upon presentation hereof (and thereof, as applicable) at the aforesaid office of the Company, together with a written notice specifying the denominations in which new Warrants are to be issued, signed by the Holder or his, her or its agent or attorney. The Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(b)             The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 6.

7.                No Rights as Stockholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and, if the exercise is not a Cashless Exercise, the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment, and this Warrant shall no longer be issuable with respect to such Warrant Shares.

8.                Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

9.                Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

10.            Adjustments and Termination of Rights. The purchase price per Warrant Share and the number of Warrant Shares purchasable hereunder are subject to adjustment from time to time as follows:

(a)             Reclassification, Recapitalization, etc. If the Company at any time shall, by reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change.

(b)             Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, the Exercise Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

(c)             Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to Common Stock payable in shares of Common Stock, or make any other distribution with respect to Common Stock of shares of Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

(d)             Adjustment of Number of Warrant Shares. Upon each adjustment in the Exercise Price pursuant to Sections 10(b) or 10(c) hereof, the number of Warrant Shares purchasable hereunder shall be adjusted to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Exercise Price immediately after such adjustment.

(e)             Other Action Affecting Shares. In case the Company shall take any action to which the provisions hereof are not strictly applicable but are of the type contemplated by the provisions of this Section 10, then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder.

11.              Notice of Adjustments, Notices. If the Exercise Price or number or type of securities issuable hereunder shall be adjusted pursuant to Section 10 hereof, the Company shall issue and provide to the Holder, as holder of this Warrant, a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of Warrant Shares purchasable hereunder after giving effect to such adjustment.

12.              Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to ensure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation.

Except as and to the extent waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value and (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant.

13.              Call Right. At any time and from time to time, the Company shall have the right, upon 10 Trading Days’ prior written notice to the Holder (a “Call Notice”), to call (require Holder to exercise) all or any portion of this Warrant at the Exercise Price provided that (i) the Warrant Shares are registered for resale pursuant to the Securities Act and have been for at least the 10-Trading Day period preceding the Call Notice, (ii) the Prospectus has not been suspended at any time during the 10-Trading Day period preceding the Call Notice, (iii) the Common Stock is currently listed (and is not suspended from trading) on the Principal Market as of the date the Call Notice is delivered to the Holder through the effective date of such call, (iv) the Company is not in default (or taken any action or failure to act which through the passage of time would result in a default) under the Purchase Agreement, (v) exercise of the Warrant under the Call Notice will not cause the Holder to exceed the limitations set forth in Section 3(d) hereof, (vi) the VWAP of the Common Stock on the Principal Market is equal to or greater than $18.00 (subject to adjustment to reflect forward or reverse stock splits, stock dividends, recapitalizations and the like) (the “Threshold Price”) for at least 10 consecutive Trading Days, and (vii) the Call Notice is delivered within 3 Trading Days’ of the most recent day in the previous clause and that the Common Stock reached the Threshold Price. At any time prior to the effective date of such call, the Holder shall have the right to exercise this Warrant in accordance with its terms.

14.              Miscellaneous.

(a)             Jurisdiction. This Warrant shall constitute a contract under the laws of the State of New York, without regard to its conflict of law, principles or rules.

(b)             Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant will have restrictions upon resale imposed by state and federal securities laws and/or as set forth in the Purchase Agreement.

(c)             Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, provided, however, that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of his, her or its rights, powers or remedies hereunder.

(d)             Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be effective upon delivery in person or five business days after being mailed by certified or registered mail, return receipt requested, postage pre-paid, addressed as follows:

(i)	If to the Holder:

Feehan Partners, L.P.
3 Harbor Drive, Suite 213

Sausalito, CA 94965
Attn: Robert Scannell
Phone: ______________________

or to the address of the Holder as shown on the books of the Company; or

(ii)	If to the Company:

Rock Creek Pharmaceuticals, Inc.

2040 Whitfield Avenue, Suite 300

Sarasota, Florida 34243

Telephone: (844) 727-0727

Attention: Chief Financial Officer

with a copy to:

Foley & Lardner LLP

Attn: Curt P. Creely, Esq.

100 N. Tampa Street, Suite 2700

Tampa, Florida 33602

Telephone: (813) 225-4122

or at such other address as the Holder or the Company, as applicable, may hereafter provide to the other in accordance with the provisions of this paragraph.

(e)             Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(f)              Successors and Assigns; No Assignment. This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company, provided that neither the Company (except in connection with a sale of the Company or substantially all of the assets of the Company or a merger involving the Company) nor the Holder may assign this Warrant without the prior written consent of the other party.

(g)             Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(h)             Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(i)               Headings. The headings used in this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: May 8, 2015

ROCK CREEK PHARMACEUTICALS, INC.

By:	/s/ Michael J. Mullan
Name: Michael J. Mullan
Title: Chairman and Chief Executive Officer

NOTICE OF EXERCISE

To: Rock Creek Pharmaceuticals, Inc.

(1) The undersigned hereby elects to purchase ______________ Warrant Shares of Rock Creek Pharmaceuticals, Inc. pursuant to the terms of the attached Warrant. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the attached Warrant.

(2) The undersigned intends that payment of the Exercise Price shall be made as:

☐	a “Cash Exercise” with respect to ______________ Warrant Shares; and/or
☐	a “Cashless Exercise” pursuant to Section 2(c) of the Warrant with respect to ______________ Warrant Shares (only if permitted pursuant to Section 2(c)).

(3) In the event that the undersigned has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the undersigned tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any. Payment shall take the form of lawful money of the United States.

(4) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned. The Warrant Shares shall be delivered to the following:

_______________________________

_______________________________

_______________________________

(5) Accredited Investor/Qualified Institutional Buyer. The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

PURCHASER

By:
Name:
Title:
Dated: